Exhibit 99.1

[ARIAD LOGO]
News Release

ARIAD ANNOUNCES PRICING OF PUBLIC OFFERING
OF COMMON STOCK
Financing to support filings for regulatory approval and global commercialization of ponatinib in patients with resistant or intolerant CML and additional clinical development of its investigational targeted cancer medicines
Cambridge, MA, December 15, 2011 — ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the pricing of an underwritten public offering of 21,500,000 shares of its common stock, at a price to the public of $10.42 per share. The offering is expected to close on or about December 20, 2011, subject to customary closing conditions. In addition, ARIAD has granted the underwriters a 30-day option to purchase up to 3,225,000 additional shares of common stock to cover over-allotments, if any.
J.P. Morgan Securities LLC, Cowen and Company, LLC and Jefferies & Company, Inc. are acting as joint book-running managers and underwriters for the offering. BMO Capital Markets Corp., Leerink Swann LLC, Oppenheimer & Co. Inc., and Rodman & Renshaw, LLC are acting as co-managers for the offering.
This funding is expected to enable ARIAD to continue treatment and follow-up of patients in the pivotal PACE trial of its investigational pan BCR-ABL inhibitor, ponatinib, in patients with chronic myeloid leukemia (CML) or Philadelphia-positive acute lymphoblastic leukemia (Ph+ALL) and, subject to further patient follow-up and data analysis in this trial, to file for marketing approval of ponatinib in the United States and Europe in the middle of 2012. ARIAD anticipates that this funding will also enable it to continue preparations for commercial launch of ponatinib in the United States and Europe and, if approved, to sell, market and distribute ponatinib in these and other markets on its own, allowing ARIAD to retain the substantial potential commercial value of ponatinib. ARIAD also expects that this funding will allow it to conduct additional clinical trials of ponatinib, including a Phase 3 clinical trial in newly diagnosed CML patients and clinical trials of ponatinib in Japan, as well as to complete the Phase 1/2 trial of AP26113, its investigational dual inhibitor of anaplastic lymphoma kinase and epidermal growth factor receptor, and, depending on the results of this trial, conduct a pivotal trial of AP26113 in patients with non-small cell lung cancer and to fund additional trials in the United States, Europe and Asia.
The anticipated net proceeds from this offering, together with existing cash and cash equivalents and the anticipated proceeds from the exercise of outstanding warrants, are expected to be sufficient to fund ARIAD’s operations for at least the next two years.
A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A preliminary prospectus supplement relating to the offering has been filed with the SEC, and a final prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained from the offices of J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Telephone number 866-803-9204), the offices of Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Telephone number 631-274-2806), or the offices of Jefferies & Company, Inc., Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022 (Telephone number 877-547-6340).
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About ARIAD
     ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to three internally discovered, molecularly targeted product candidates for drug-resistant and difficult-to-treat cancers, including certain forms of chronic myeloid leukemia, soft tissue and bone sarcomas and non-small cell lung cancer.
Forward-looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to our expectations regarding the expected closing date of the public offering, the use of proceeds, our drug development and commercialization plans and the sufficiency of funds for at least the next two years. Actual results or developments may differ materially from those projected or implied in these forward looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not we will be able to raise capital through the sale of shares of common stock, market and other conditions, the satisfaction of customary closing conditions related to the public offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the public offering on the anticipated terms, or at all. You should not place undue reliance on these forward looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the offering, ARIAD and our business can be found under the heading “Risk Factors” in the filings that we periodically make with the SEC and in the preliminary prospectus supplement related to the offering filed with the SEC on the date hereof. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

CONTACTS:	For Investors	For Media
	Maria E. Cantor	Liza Heapes
	Maria.cantor@ariad.com	Liza.heapes@ariad.com
	(617) 621-2208	(617) 621-2315